Exhibit 99.1

                       ADDVANTAGE TECHNOLOGIES GROUP, INC.
                  REPORTS THIRD QUARTER 2004 FINANCIAL RESULTS

* Third quarter 2004 sales of $12.7 million, up 54% versus third quarter 2003 sales of $8.2 million.
* Third quarter 2004 GAAP earnings of $1.4 million, or $0.14 per share, versus third quarter 2003 earnings of $998,592, or $0.10 per share, an increase of 41%.
* Third quarter 2004 sales and GAAP earnings also increased sequentially over second quarter 2004 by 9% and 16%, respectively.
* Nine months 2004 sales of $35.6 million, up 45% versus nine months 2003 sales of $24.5 million.
* Nine months 2004 GAAP earnings of $3.7 million, or $0.37 per share, versus nine months 2003 earnings of $2.4 million, or $0.24 per share, an increase of 52%.

     Broken Arrow, Oklahoma, July 27, 2004--ADDvantage Technologies Group, Inc. (AMEX:AEY) today reported third quarter earnings of $1.4 million, or $0.14 per share, an increase of 41% over 2003 third quarter earnings of $998,592, or $0.10 per share. Sales of $12.7 million in the third quarter represented an increase of 54% from the same period last year. "The third quarter was consistent with our expectations," said ADDvantage Chairman David Chymiak. "Orders continued to be strong during the third quarter. Our revenues and net profit through the first three quarters of 2004 are at record levels."

    "We continue to execute on our growth initiatives, with our principal relationships as Value Added Resellers of Scientific-Atlanta ("SFA") and Motorola ("MOT") broadband and transmission products creating new opportunities to win new customers. We're on track to deliver excellent performance this year and remain confident that growth will continue if the economic environment does not deteriorate, but the timing of purchase orders cannot be predicted," commented Ken Chymiak, President and CEO.

ADDVANTAGE TECHNOLOGIES GROUP, INC. (AMEX: AEY), through its subsidiaries, TULSAT, Lee Enterprise, NCS Industries, ComTech Services, TULSAT-Texas, and TULSAT-Atlanta distribute new and refurbished cable television ("CATV") equipment, and operate repair centers at each location. Tulsat is a Value Added Reseller (VAR) and a Master Distributor for Scientific-Atlanta legacy products and is a distributor for most of their other products. NCS is a VAR for Motorola broadband and transmission products and national distributor for PROMAX test equipment. The Company is also a distributor for other companies such as Blonder-Tongue, Standard Electronics, Videotek, Quintech Electronics, and Corning Gilbert, among others. In addition to selling new, excess and refurbished cable television equipment throughout North America and other regions, they operate repair centers specializing in many different Original Equipment Manufacturer (OEM) products. Tulsat is also a Third Party Authorized Repair Center for select Scientific-Atlanta products and ComTech Services is an authorized Alpha warranty repair center. For more information, please visit the corporate web site at www.addvantagetech.com or contact the Company directly at 918-251-9121.

The information in this announcement may include forward-looking statements. All statements, other than statements of historical facts, which address activities, events or developments that the Company expects or anticipates will or may occur in the future, are forward-looking statements. These statements are subject to risks and uncertainties which could cause actual results and developments to differ materially from these statements. A complete discussion of these risks and uncertainties is contained in the Company's reports and documents filed from time to time with the Securities and Exchange Commission.


                      ADDvantage Technologies Group, Inc.
                           Statement of Operations
                                 (Unaudited)

                                 Three Months Ended        Nine Months Ended
                                      June 30,                  June 30,
                                  2004        2003          2004       2003
                                  ----        ----          ----       ----
Revenues                       $12,682,449 $ 8,249,732  $35,628,990 $24,517,436

Operating Income               $ 2,606,636 $ 1,672,632  $ 7,261,314 $ 5,000,368

Net Income Applicable
  to Common Stock              $ 1,405,232 $   998,592  $ 3,702,028 $ 2,442,176

Net Income Per Share
  of Common Stock
      Basic	                   $       .14 $       .10  $       .37 $       .24
      Diluted                  $       .12 $       .10  $       .33 $       .24

Shares Used in Computing
  Net Income Per Share:
      Basic                     10,057,172  10,010,414   10,034,700  10,008,336
      Diluted                   12,130,854  12,010,414   12,114,433  12,008,336


Contact:  ADDvantage Technologies Group, Inc., Broken Arrow
          Ken Chymiak       (9l8) 25l-2887
          David Chymiak     (9l8) 25l-2887
          Dee Cooper        (9l8) 25l-9l2l